Exhibit 10.1

June 24, 2005

Michael Franzi
22231 Crystal Pond
Mission Viejo, CA 92692

Dear Michael,

It is with great pleasure that I invite you to join SRS (•) Labs, Inc. as Vice President, Sales-Licensing.

This is an extremely important position, as you will direct the overall sales process and ensure the communication, process and organizational structure necessary to support the productive growth of the revenue and company profitability. Initially you will be responsible for the U.S., Europe and Japan.

Your position will have a monthly salary of $16,666.66 ($200,000 annual salary.) You are also entitled to participate in the Company’s bonus plan, a copy of which will be provided during your first week of employment. A commission plan will be provided detailing the terms and conditions of earning $20,000 per quarter based on achievement of quarterly revenue goals.  You are also eligible for an annual bonus of $20,000 at year-end based on strategic account initiatives.

You will be eligible on your first day of employment to enroll in our benefits plan, which includes medical, dental and vision insurance, for you and your family, as well as life insurance for yourself in the amount of $50,000.  Coverage will begin on the first day of the month following your employment.  A copy of the plan will be provided to you during your first week of employment.

As an added incentive, we are pleased to grant you a stock option of 100,000 shares of SRS Labs stock.  The Board of Directors will set the grant date.  The Company Stock Option program will govern these stock options and a copy of the plan will be provided to you.  As an employee of SRS Labs, Inc. you are considered an “insider”.  As such, you will need to comply with the company’s blackout rules.

You will be eligible to take two weeks vacation each year.  Your vacation eligibility will begin after the completion of your 90-day introductory period, when you may take what you have earned. The Company also offers a total of ten (10) paid holidays per year.  A copy of the employee handbook is provided to each employee during the first week of employment.

SRS also offers employees the option to participate in an Employer Matching Contributory 401(k) plan.  You are eligible to participate in this Plan after completing a 90-day introductory period.  The entry dates of the plan fall on the first day of the each month.  A copy of the plan will be provided to you during your first week of employment.

Your official employment starting date will be determined by June 30th, and you will be reporting to Tom Yuen, CEO.

Any offer of employment will be contingent upon verification of references, submission of proof of your eligibility to work in the United States and the signing of the SRS Labs, Inc. At-Will Employment Agreement and the Confidentiality, Non-Competition, and Compliance Agreement, copies of which will be provided during your first week of employment.

This offer replaces and supersedes any other employment offer, service agreement and understanding between SRS Labs, Inc. and yourself.  If this offer of employment letter is not accepted by the close of business on June 30, 2005, then it will become null and void.

Mike, if this offer meets with your approval, please indicate your acceptance in the space provided below.  We look forward to having you as part of our team as we establish SRS (•) as the industry standard in contemporary audio and voice processing.

Sincerely,

/s/ THOMAS YUEN

Thomas Yuen
Chief Executive Officer
SRS LABS, INC.

I Accept:	/s/ MICHAEL FRANZI	June 30, 2005

	Michael Franzi	Date

Noted details:

•	Employment start date: August 16, 2005.
•	Employment start date will be the grant date for stock options- and will therefore establish the strike price.
•	SRS Labs, Inc. will supply the necessary tools and equipment to perform the job functions.
•	SRS Labs, Inc. will reimburse the employee for expenses incurred in conducting company business, per SRS guidelines.
•	“Bonus Plan” referenced in SRS Summary of Benefits is a company-wide incentive and is in addition to the other commission & bonuses referenced in the June 24, 2005 offer letter (above).